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EX-99

PRESS RELEASE



July 1, 1999

                COMMERCE BANK/HARRISBURG FORMS HOLDING COMPANY


Commerce Bank/Harrisburg, N.A.. (NASDAQ Small Cap: COBH) has announced the completed formation of the new Bank holding company entitled Pennsylvania Commerce Bancorp, Inc. effective July 1, 1999. The holding company is a newly formed Pennsylvania business corporation.

This Reorganization Plan has received regulatory approval and was approved by the bank's shareholders at their annual meeting held on June 18, 1999 at the Harrisburg Hilton.

Shareholders of Commerce bank are now automatically shareholders of the Holding Company by virtue of the conversion of their shares of Commerce Common Stock on a share-for-share basis, for Common Stock in the holding company. This is being treated as a tax-free exchange for shareholders. The holding company will retain the Bank's ticker symbol COBH on the NASDAQ Small Cap Market.

The holding company structure will provide Commerce with the flexibility necessary to continue expanding, opening new branches and to pursue other future opportunities for growth. The holding company will be permitted to acquire and own banks and bank-related businesses.

James T. Gibson, President and Chief Executive Officer of Commerce, will serve as President and Chief Executive Officer of the holding company, and the current directors of Commerce will serve as the directors of the holding company.

Commerce Bank/Harrisburg is headquartered in Camp Hill, Pennsylvania. As of March 31, 1999, Commerce operated 11 banking offices in Cumberland, Dauphin, and York counties and had $337 million in total assets, $179 million in loans, and $313 million in deposits.

Contact:

Pennsylvania Commerce Bancorp, Inc.
Mark A. Zody, Executive Vice President/CFO, 717/975-5630

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